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                          [CONDOR SYSTEMS LETTERHEAD]



                                                             CONTACT: SAM SINGER
                                                             PHONE: 415-227-9700


                       CONDOR SYSTEMS FILES FOR CHAPTER 11

                 Electronic intelligence firm expects to emerge
                     from restructuring 11 on solid footing


        MORGAN HILL, CALIF. -- NOV. 8, 2001 -- Condor Systems, Inc., a leading supplier of electronic intelligence equipment to the military, today filed for Chapter 11 restructuring. Senior executives say the company expects to complete its restructuring plan by mid-2002 much better positioned to meet marketplace demands.

        "We believe this restructuring will allow us to greatly improve our capital structure and that's good news," said Condor's President and CEO Kent Hutchinson at an employee meeting earlier today. "We have very good technology, we have very good people, and we have very good customers. What we've been lacking is a good balance sheet. This plan fixes that."

        Hutchinson said the company, which recently moved into a new 160,000 square-foot campus in Morgan Hill, Calif., will continue to operate as usual, providing electronic components for its defense industry customers including the Department of Defense, U.S. armed forces, and allied nations.

        Hutchinson said Condor expanded too quickly over the last three years in anticipation of growth that did not materialize. The heavy debt load from that expansion, combined with a slowing marketplace, forced the company's restructuring.

        The company, with annual revenues of around $100 million and about 450 employees located here and in Simi Valley, said it will make its delivery deadlines and meet all of its current and future contract obligations without interruption.

        Condor Systems, founded in 1974, is a privately held defense electronics firm and a world leader in the areas of signal intelligence and electronics warfare systems and products.

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